CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-60304 on Form N-1A of our report dated September 22, 2011, relating to the financial statements and financial highlights of the Lord Abbett Small-Cap Blend Fund of the Lord Abbett Equity Trust (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2011, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, “Financial Statements” and “Fund Portfolio Information Recipients” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 21, 2011